Exhibit 99.1

NOTICE UNDER

RULE 104 OF REGULATION BTR

TO:	Directors and Executive Officers of GCI Liberty, Inc.

FROM:	Legal Department of GCI Liberty, Inc.

RE:	SOX Blackout Period

DATE:	February 13, 2026

GCI Communication Corp., a subsidiary of GCI Liberty, Inc. (the “Company”), maintains the GCI 401(k) Plan (the “Plan”). One of the investment alternatives for participants in the Plan is a stock fund through which a portion of participants’ Plan account balances could be invested in shares of the Company’s Series C GCI Group common stock (the “GCI Group common stock fund”). The GCI Group common stock fund is currently frozen to new investments and the Plan administrator has determined to remove the Company’s Series C GCI Group common stock as an investment under the plan and to liquidate the Company’s Series C GCI Group common stock held in the Plan.

The purpose of this notice is to inform you that, in connection with the removal of the Company’s Series C GCI Group common stock as an investment option under the Plan, a blackout period is expected to be imposed with respect to shares of the Company’s Series C GCI Group common stock held in the GCI Group common stock fund. During the blackout, transactions affecting investments in the Company’s Series C GCI Group common stock held in the GCI Group common stock fund will be suspended, and participants will be restricted from exercising account activities with respect to this investment alternative under the Plan.

As a director or executive officer of the Company, you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Securities and Exchange Commission regulations, which prohibit certain trades during savings plan “blackout” periods regardless of whether you participate in the Plan.

The liquidation remains subject to certain administrative procedures and is anticipated to occur in the first quarter of 2026, and the Plan administrator provided a notice stating that the blackout under the Plan is expected to begin at 4:00 p.m. ET on March 16, 2026 and is expected to end on or about March 20, 2026. As a result, the SOX blackout is expected to begin at 4:00 p.m. ET on March 16, 2026 and is expected to end on or about March 20, 2026 but, it is possible that the liquidation may be delayed, in which case, the Company will inform you of changes to the anticipated SOX blackout period.

While the SOX blackout period is in effect, you (and your immediate family members who share your residence) should not, directly or indirectly, engage in any purchase, sale, transfer, acquisition, or disposition of the Company’s Series A GCI Group common stock, Series B GCI Group common stock and Series C GCI Group common stock, including stock options, even if you are not a participant in the Plan. There are limited exclusions and exemptions from this rule. We are required to provide you with this notice in order to comply with federal securities laws. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

Further, the above prohibition is in addition to other restrictions on trading activity the Company may impose on its executive officers and directors, including under its insider trading policy and any administrative blackout related to its online incentive award platform.

If you have any questions pertaining to this notice or the SOX blackout period, you should contact Renee Wilm or Brittany Uthoff in the Legal Department by telephone at 720-875-5900 or by mail at 12300 Liberty Boulevard, Englewood, CO 80112.

GCI LIBERTY, INC.

/s/ Brittany A. Uthoff
Brittany A. Uthoff, Vice President and Assistant Secretary